UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2010
Date of Report (Date of earliest event reported)

URANIUM INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52660 (Commission File Number)	20-1769847 (IRS Employer Identification No.)

10475 Park Meadows Drive, Suite 600 Lone Tree, Colorado (Address of principal executive offices)	80124 (Zip Code)

(720) 279-2377
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on April 16, 2010, the board of directors of Uranium International Corp. (the "Company") accepted the consent of Rahim Jivraj as President, Chief Executive Officer and a director of the Company. On the same date, the Company's board of directors accepted the resignation of Dev Randhawa as Interim President and Chief Executive Officer. Mr. Randhawa will continue as a director on the Company's board of directors.

Further, effective April 20, 2010 the Company's board of directors accepted the consent of Keith Laskowski as a director of the Company and also appointed him as the Company's Chief Geologist (not an executive officer position).

As a result, the Company's current executive officers and directors are as follows:
Name	Position
Rahim Jivraj	President, Chief Executive Officer & Director
William D. Thomas	Secretary/Treasurer, Chief Financial Officer and & Director
Devinder Randhawa	Director
Keith Laskowski	Director

About Rahim Jivraj

Mr. Jivraj, 32 years old, has been an entrepreneur for over ten years, in venture capital for eight years, and has assisted various private and public entities as a corporate advisor on matters related to finance, development and investor relations.

Mr. Jivraj was associated with two boutique venture capital and merchant banking firms based in Vancouver, Canada before leaving to pursue independent ventures in 2008. From March 2007 to November 2008, he founded and became the Chief Executive Officer and a director of Spring & Mercer Capital Corporation (TSX-V: SPN.P-V), a public company listed under the TSX Venture Exchange's Capital Pool Company Program, which enables seasoned directors and officers to form and list a "Capital Pool Company" with no assets other than cash to raise a pool of capital through an initial public offering, and then use those funds to identify and acquire a business suitable for continued listing on the Exchange. Mr. Jivraj served as the President and a director of Mainland Resources, Inc. (OTCBB: MNLU) from September 2007 to February 2008, and in April 2010, Mr. Jivraj rejoined Mainland's board of directors. Mr. Jivraj has also served on the boards of directors of Afrasia Mineral Fields Inc. (TSX-V: AFS.H) (from November 2005 to December 2006) and Hastings Resources Corp. (TSX-V: HAS) (from October 2007 to May 2008), both public companies listed on the TSX Venture Exchange.

The Company's board of directors has determined that Mr. Jivraj should serve as a director given his experience in assisting private and public entities with finance, development and investor relations as well as his experience serving on boards of directors of other public companies.

The Company has agreed to pay Mr. Jivraj $12,000 per month to serve as President, Chief Executive Officer and a director.

About Keith Laskowski

Keith Laskowski, P. Geo., 53 years old, holds an MSc in Geology from the Colorado School of Mines and has more than 30 years of experience in precious and base metals exploration, uranium exploration and mine geology. He is also a "Qualified Person" as defined in National Instrument 43-101 governed by the Canadian Securities Administrators. Over the past 12 years Mr. Laskowski has assembled and directed private and publicly listed exploration companies located in Peru, Mongolia, Haiti, Mali, the United States and Canada, and has led the acquisition of more than 75 gold, uranium and copper exploration properties. He is the owner and operator of KAL Exploration Inc., a private Colorado corporation that provides exploration and management services to the mining industry based in Golden Colorado.

From 1980 to 1997, Mr. Laskowski was employed by Newmont Exploration Ltd., managing district exploration offices and regional gold exploration programs in the U.S., Canada, and the Caribbean. From 1997-2007 he initiated and managed exploration programs in Peru and Mongolia as President of Gallant Minerals Ltd. (formerly Harrods Minerals Ltd.). These programs developed a portfolio of gold, copper, uranium, and molybdenum properties, which were ventured to three separate companies. From 2005 to 2007, Mr. Laskowski acquired a portfolio of uranium properties and served as Vice-President and a director of Northern Canadian Uranium Inc., which was acquired by Bayswater Uranium Corp. in late 2007. He also served as Country Manager-Haiti for Eurasian Minerals Inc. from 2006 to 2009, where he identified three significant gold and copper discoveries (La Miel, Grand Bois and La Mine/Treuil), which are now held in joint ventures with Newmont Ventures Ltd. Since 2009 he has served as President of Canadian Shield Resources Inc., directing exploration programs in Peru, and he has served as a consultant to Mercer Gold Corporation (Canada), which resulted in the identification and subsequent acquisition of the Guayabales gold prospect in the Marmato gold district in Colombia.

Mr. Laskowski has served as an executive officer and director of three junior mining companies and is experienced in all aspects of the exploration business, specializing in marketing of new discoveries. He currently serves as a director of Canadian Shield Resources Ltd (TSX-V: EXP), Gallant Mineral Services Ltd. (U.K. Corporation), and Hastings Resources Corp. (TSX-V: HAS). He is a Fellow with the Society of Economic Geologists (FSEG), a member of the Society for Mining, Metallurgy, and Exploration (SME), and a member of and Qualified Person with the Mining and Metallurgical Society of America (MMSA).

The Company's board of directors has determined that Mr. Laskowski should serve as a director given his expertise as a geologist and his experience serving as an officer and director of other mining companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM INTERNATIONAL CORP.
DATE: April 21, 2010.	By: "William D. Thomas" Name: William D. Thomas Title: Chief Financial Officer and a director

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